ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                       OF OMEGA HEALTHCARE INVESTORS, INC.


                                       1.

     The name of the corporation is Omega Healthcare Investors, Inc. (the "Corporation").

                                       2.

     The Corporation hereby amends the last paragraph of Article V, Section 3 of its Articles of Incorporation as follows:

     "The number of Directors may be increased or decreased from time to time in such manner as may be provided in the Bylaws, provided that the number of Directors constituting the full Board of Directors shall not be less than five (5) nor more than thirteen (13), subject, at all times, to the rights of the holders of any class of the Corporation's preferred stock to elect directors in certain circumstances pursuant to the express terms of such preferred stock."

                                       3.

     The Board of Directors of the Corporation approved the foregoing amendment by unanimous written consent on April 2, 2002, declared that said amendment was advisable, and directed that it be submitted for action thereon at a meeting of the stockholders of the Corporation to be held on May 30, 2002.

                                       4.

     At a duly called meeting of stockholders held on May 30, 2002, the stockholders of the Corporation approved the foregoing amendment by the 80% affirmative vote required by Article VII of the Articles of Incorporation.

                                       5.

     All other provisions of the Articles of Amendment shall remain in full force and effect.



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     IN WITNESS WHEREOF,  the Corporation has caused these Articles of Amendment to be executed this 30th day of May, 2002 and its corporate seal to be hereunto affixed and attested to by its Secretary.

     THE UNDERSIGNED, C. Taylor Pickett acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.


Attest:                                     OMEGA HEALTHCARE INVESTORS, INC.

                                            By: /s/  C. TAYLOR PICKETT
                                                ----------------------
                                            Name:    C. Taylor Pickett
                                            Title:   Chief Executive Officer
/s/  DANIEL J. BOOTH
--------------------
Name:   Danial J. Booth
Title:  Secretary

[SEAL]